        EXECUTION VERSION

AMENDED AND RESTATED
EXECUTIVE EMPLOYMENT AGREEMENT
BETWEEN:
CRONOS USA CLIENT SERVICES LLC
a limited liability company incorporated in the State of Delaware
(the “Company”)

    - and -

MICHAEL GORENSTEIN
an individual resident in Miami Beach, in the State of Florida
(the “Executive”)

- and –

solely for the purposes specified herein,

CRONOS GROUP INC.
a corporation incorporated in British Columbia, Canada
(“Cronos Group”)
    WHEREAS the Company is a wholly-owned subsidiary of Cronos Group;
    WHEREAS a predecessor to Cronos Group and the Executive previously entered into an employment agreement, dated as of August 10, 2016, and as amended by the oral amendment effective in June 2019 (the “First Agreement”);
    WHEREAS the Company, Cronos Group and the Executive previously entered into an amended and restated employment agreement effective September 9, 2020 (the “Second Agreement”, together with the First Agreement, the “Prior Agreements”);
    WHEREAS the Executive is currently employed by the Company in the position of Executive Chairman of the Board of Directors of Cronos Group (the “Board”);
    WHEREAS Company wishes to engage the services of the Executive in the position of President and Chief Executive Officer of Cronos Group by entering into an amended and restated employment agreement (this “Agreement”) as of March 21, 2022 (the “Effective Date”);
    WHEREAS the Executive will continue to have extensive access to the customers, vendors, suppliers, distribution processes and other unique and valuable confidential information and trade secrets of the Company, Cronos Group and their respective affiliates (excluding Altria Group, Inc. and its subsidiaries) and related entities (together, the “Group”);
    AND WHEREAS the Executive acknowledges that this Agreement, including, without limitation, the proprietary rights, confidentiality, non-solicitation and non-competition provisions that form part of this Agreement are essential to protect the legitimate business interests of the Group.
    NOW THEREFORE in consideration of the foregoing, the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive, and solely for the purposes specified herein, Cronos Group (together, the “Parties”), agree as follows:

1.Position
1.1As of the Effective Date, the Executive shall (a) on a voluntary and irrevocable basis, cease serving in the position of Executive Chairman of the Board, (b) commence serving in the position of President and Chief Executive Offer of Cronos Group, and (c) remain a member of the Board, and continue serving as a member of the Board subject to the Executive being elected to the Board by the shareholders of Cronos Group.
2.Location
2.1The Executive shall be based primarily from the Executive’s home office in Florida or such other locations mutually agreed to among the Parties, with business travel as reasonably required to perform the Executive’s duties hereunder.
3.Work Authorizations
3.1It is a condition of this Agreement and the Executive’s employment that the Executive shall be able to work lawfully in Canada and the United States. However, it is understood and agreed that the Executive’s position may require that the Executive work abroad, as needed by Cronos Group. The Executive’s employment with the Company is therefore also conditional upon the securing of all necessary visas, work permits and other authorizations that may be required to enter or to work in any of the countries in which the Executive may be assigned to work or visit during the term of employment. The Company shall provide its reasonable efforts to assist in respect of immigration matters. Despite such assistance, the Company cannot guarantee when or whether the Executive’s application for a work permit, visa, permanent residence status or other immigration status or documents will be approved. At any time, should necessary authorizations that permit the Executive to legally work in Canada and the United States or any other jurisdiction in which the Executive will be required to work or visit expire without the possibility of renewal, the Executive’s employment shall come to an end and shall be treated by the Company as a termination without Just Cause (as defined below); provided, that if such authorization expires without the possibility of renewal due to any action or inaction by Executive, the Executive’s employment shall come to an end and shall be treated by the Company as a termination with Just Cause.
4.Employment Duties
4.1The Executive shall perform such duties and exercise such powers as are normally associated with or incidental and ancillary to the Executive’s position and as may reasonably be assigned to the Executive from time to time by the board of directors of Cronos Group (the “Board”). In fulfilling the Executive’s duties to the Group, the Executive shall be instructed by and shall regularly report directly to the Board. The Executive’s duties, hours of work, and reporting relationships may be adjusted from time to time by the Board to meet changing business and operational needs; provided, that, any such adjustments shall be consistent with the immediately preceding sentence. Without limiting the foregoing, the Executive shall:
(a)devote substantially all of the Executive’s working time and attention during normal business hours and such other times as may be reasonably required to the business and affairs of the Group and shall not, without the prior written consent of the Board (which consent shall not be unreasonably withheld), undertake any other business (including any position on a board of any for profit, public benefit or nonprofit entity other than as set forth on Exhibit A to this Agreement) or occupation or public office;
(b)perform those duties that may be assigned to the Executive diligently and in the best interest of the Group;
(c)abide by Cronos Group policies, as instituted and amended from time to time, including, without limitation, the Cronos Group Employee Handbook (United States);

(d)use reasonable efforts to promote the interests and goodwill of the Group and not knowingly do or facilitate anything that may be prejudicial to the Group’s interests, it being understood and agreed that the Executive is a fiduciary of Cronos Group and owes fiduciary obligations to Cronos Group that are not extinguished by this Agreement; and
(e)identify and report as soon as practicable to the Board or any applicable committee thereof any, to the Executive’s reasonable knowledge, misrepresentations or violations of any Cronos Group policies, as instituted and amended from time to time, including, without limitation the Cronos Group Employee Handbook (United States) or applicable law by Cronos Group or its management.
5.Compensation and Benefits
5.1Base Salary. The Company shall pay the Executive an annual base salary of US $775,000, less applicable deductions and withholdings (as in effect from time to time, “Base Salary”). The Base Salary shall be paid by direct deposit on a bi-weekly basis in accordance with the Company’s payroll practices (as may be amended from time to time by the Company in its sole discretion). Such Base Salary shall be subject to periodic review for possible increase, but not decrease, and any such increase to Base Salary shall be treated as “Base Salary” under this Agreement.
5.2Annual Performance Bonus. In addition to the Base Salary, the Executive shall be eligible to participate in the Group’s annual cash bonus plan as may be in effect from time to time, subject to the terms and conditions of that plan as determined by Cronos Group in good faith after consultation with the Executive. The Executive’s annual target bonus opportunity shall initially be 150% of Base Salary (the “Target Bonus”) and such Target Bonus shall be subject to periodic review for possible increase, but not decrease, and any such increase to Target Bonus shall be treated as Target Bonus under this Agreement; provided that the actual bonus amount, if any, shall be determined pursuant to the terms of the applicable Group annual bonus plan. Subject to Section 6.3 of this Agreement, the Executive must be actively employed by the Company through the applicable payment date in order to be eligible for any annual bonus, unless provided otherwise pursuant to the applicable annual cash bonus plan. For certainty, other than as expressly provided in this Agreement, if the Executive’s employment is terminated by the Company, or the Executive resigns or otherwise terminates employment for any reason, regardless of any applicable notice period, pay in lieu of notice, severance payment or similar amount, the Executive shall be entitled to no annual bonus or any part thereof for the year in which the Executive ceases the Executive’s active employment or thereafter, or damages in lieu thereof, unless provided otherwise pursuant to Section 6.3 of this Agreement or the applicable annual cash bonus plan. There shall be no guarantee of a bonus in any given year.
5.3Long-Term Incentive Opportunity.
(a)The Executive shall be eligible to receive grants of equity based awards over shares of Cronos Group as follows:
(i)a one-time award of restricted stock units in December 2022 in respect of the 2022 fiscal year grant cycle with a target incentive opportunity of not less than US $1,444,500 (based on the grant date fair value of such award) (the “2022 LTIP Award”); and
(ii)beginning in the 2023 fiscal year grant cycle, annual grants with a target incentive opportunity of not less than US $1,937,500 (based on the grant date fair value of such awards);
provided that the actual amount, if any, of the grants shall be determined by the Board or the Compensation Committee of the Board, as applicable, at its sole discretion. Any equity-based grants shall be governed by the terms and conditions of the equity award plan or any other applicable plan of Cronos Group or the applicable award agreement. Such plan or plans may be amended from time to time at Cronos Group’s sole discretion.

For the avoidance of doubt, any outstanding equity-based awards held by the Executive as of the Effective Date shall remain outstanding and continue to vest in accordance with their terms. In the event of the cessation of the Executive’s employment for any reason, the Executive’s entitlements in respect of any equity-based awards shall be governed by the terms and conditions of the applicable equity award plan, any other applicable plan and the applicable award agreement, except as expressly set forth herein. The Executive shall not be eligible for any further grants of equity-based awards following the effective date of termination or damages in lieu thereof, regardless of any applicable notice period, pay in lieu of notice, severance payment or similar amount. In the event that prior to the grant of the 2022 LTIP Award the Executive’s employment is terminated by the Company without Just Cause, by the Executive with Good Reason or as a result of the Executive’s death or Disability, upon the occurrence of the employment termination, the Company shall either grant to the Executive (or Executive’s estate, if applicable) a fully vested 2022 LTIP Award or, at the Company’s option, pay to the Executive (or Executive’s estate, if applicable) cash in the amount of US $1,444,500.
(b)In addition, upon the Effective Date, the Board shall grant the Executive a one-time grant of equity-based awards, comprised of 3,000,000 restricted share units, vesting on the third anniversary of the grant date (the “Sign-On Award”). The Sign-On Award shall be subject to the terms and conditions set forth in Cronos Group’s 2020 Omnibus Equity Incentive Plan and the applicable award agreements, in substantially the forms attached hereto as Exhibit B.
5.4Group Benefits. The Executive shall be eligible to participate in any group health or other insurance benefit plans that may be provided by the Company or Cronos Group, as applicable, to its employees from time to time in accordance with the terms and conditions of the applicable plans. The Parties acknowledge and agree that the Company or Cronos Group, as applicable, may amend or discontinue any group benefit plan for its employees, or change benefit carriers, from time to time in its sole discretion; provided, that no such amendment or discontinuation shall treat the Executive less favorably than other executive officers and directors of the Company or Cronos Group. The Company shall provide the Executive indemnification (and advancement of expenses) no less favorable than provided to other executive officers and directors of the Company or Cronos Group and to the maximum extent permitted by applicable law and shall provide the Executive with coverage under directors’ and officers’ liability insurance no less favorable than provided to other executive officers and directors of the Company or Cronos Group.
5.5Vacation. The Executive shall be eligible to earn four weeks of paid vacation in each calendar year, subject to the terms and conditions of the vacation policy of the Company or Cronos Group, as applicable. The Executive shall take his vacation at a time or times reasonable for the Group in the circumstances, taking into account the business requirements of the Group and the need for timely performance of the Executive’s duties and responsibilities pursuant to this Agreement.
5.6Business Expenses. The Executive shall be reimbursed for reasonable out of pocket expenses actually and properly incurred by him in connection with the performance of the Executive’s duties and responsibilities hereunder, including business entertainment, travel and other similar items, and any pre-approved professional fees and professional courses, in accordance with the Company’s policies or procedures for expense reimbursement, as may be amended from time to time in the Company’s sole discretion, subject to the Executive furnishing to the Company all invoices or statements in respect of expenses for which the Executive seeks reimbursement in accordance with such policies or procedures.
5.7Unpaid Compensation. The Parties agree that the Executive is eligible to receive:
(a)annual bonuses in respect of Cronos Group’s (i) 2019 fiscal year in the amount of US $473,000, (ii) 2020 fiscal year in the amount of US $591,000, and (iii) 2021 fiscal year in the amount of US $591,000 (together, the “Prior STI Awards”); and

(b)long-term incentive award grants in respect of Cronos Group’s (i) 2020 fiscal year in the amount of US $985,000, (ii) 2021 fiscal year in the amount of US $985,000, and (iii) 2022 fiscal year in the amount of $493,000, each calculated using the closing price of Cronos Group’s common shares on the NASDAQ Global Market on the trading day immediately preceding the effective date of the Second Agreement (together, the “Prior LTI Grants”), the payments of which were deferred during the Investigation; provided that such Prior LTI Grants will be subject to the same vesting terms, including vesting start dates, as applied to awards made to similarly situated executives in the applicable year.
The Prior STI Awards and Prior LTI Grants shall be released immediately upon, and subject to, the conclusion of the U.S. Securities and Exchange Commission (“SEC”) investigation (the “Investigation”) into Cronos Group that is pending as of the Effective Date, as determined by the Board in its reasonable good faith discretion, provided that Investigation does not result in a penalty being levied by the SEC against the Executive personally or against Cronos Group on account of any misconduct or mismanagement by the Executive (the “Payment Condition”). For the avoidance of doubt, in the event that prior to satisfaction of the Payment Condition, the Executive’s employment terminates, then the Company shall pay to Executive (or his estate, if applicable), the Prior STI Awards and Prior LTI Grants upon satisfaction of the Payment Condition.
5.8Clawback Policy; Share Ownership Guidelines. The Executive agrees and acknowledges that any annual, long-term or other cash, equity or equity-based incentive or bonus compensation paid, provided or awarded to the Executive, including, notwithstanding anything to the contrary in such policy, the restricted share units awarded in connection with the Sign-On Award, is subject to the terms and conditions of any clawback or recapture policy that Cronos Group may adopt generally for senior executives from time to time, and may be subject to the requirement that such compensation be repaid to the Company after it has been distributed to Executive. The Executive agrees and acknowledges that Executive shall be subject to Cronos Group’s share ownership guidelines for the Executive’s position, as the same may be in effect or amended from time to time in Cronos Group’s sole discretion. As of the Effective Date, such guidelines require the President and Chief Executive Officer to achieve, within five years of the Effective Date, a level of ownership equal to five times Base Salary.
6.Termination of Employment
6.1Termination by the Executive. The Executive may terminate the Executive’s employment with the Company at any time by providing the Company with at least three months of notice in writing. If, upon receipt of the Executive’s resignation (or any later date during such notice period), the Company terminates the Executive’s employment before the date the resignation was to be effective, the Company shall, in full satisfaction of its obligations to the Executive: (a) pay the Executive’s Base Salary and vacation pay accrued until the date the resignation was to be effective up to a maximum of three months; and (b) reimburse the outstanding expenses properly incurred by the Executive until the date the Executive’s employment ceases and submitted for reimbursement pursuant to Section 5.6. In such circumstances the Executive shall be ineligible for any pro-rated bonus for the year of termination, and any entitlements in respect of any equity-based awards shall be governed by the terms and conditions of the applicable equity award plan, any other applicable plan and the applicable award agreement.
6.2Termination by the Company for Just Cause or on Death or Disability. The Company may terminate the Executive’s employment at any time for Just Cause without prior notice or in the event of the Executive’s death or Disability (as defined below). On the termination of the Executive’s employment for Just Cause or on the Executive’s death or Disability, this Agreement and the Executive’s employment shall terminate and the Company shall, in full satisfaction of its obligations to the Executive: (a) pay the Executive’s Base Salary and vacation pay accrued until the date the Executive’s employment ceases; and (b) reimburse the outstanding expenses properly incurred by the Executive until the date the Executive’s employment ceases and submitted for reimbursement pursuant to Section 5.6. In such circumstances the Executive shall be ineligible for any pro-rated bonus for the year of termination (other than in the event of death or Disability, in which event the Company shall pay the Executive (or his estate, if applicable) the Pro Rata Bonus (as defined in Section 6.3(f) below) and any bonus accrued but unpaid for the fiscal year immediate preceding the year of employment termination), and any entitlements in respect of equity-based awards shall be governed by the terms and conditions of the applicable equity award plan, any other applicable plan and the applicable award agreement. For the purposes of this Agreement, “Just Cause” means: (i) the Executive’s repeated failure due to neglect or refusal to perform the Executive’s principal duties and responsibilities after written notice from the Board or any committee thereof (other than as a result of physical or mental impairment); (ii) misappropriation of the funds or property of the Company (other than insignificant expense reimbursements, which are corrected following written notice from the Company); (iii) use of alcohol or drugs in violation of Cronos Group’s policies on such use or that interferes with the Executive’s obligations under this Agreement, continuing after a single warning (subject to the Company’s obligations under applicable legislation); (iv) the conviction in a court of law for, or the entering of a plea of guilty or nolo contendere to, a felony or any crime involving moral turpitude; (v) willfully engaging in any act which is a violation of any law, regulation or Cronos Group policy, that, if violated, injures or could reasonably be expected to injure the reputation, business or business relationships of the Group; (vi) engaging in any act which is a violation of any Cronos Group policy with respect to sexual harassment, discrimination or similar or related policies; or (vii) any willful misconduct related to the Executive’s employment with the Company which injures or could reasonably be expected to injure the reputation, business or business relationships of the Group. The Executive shall not be terminated for Just Cause absent written notice from the Company of the event alleged to have constituted Just Cause (provided within 60 days of the Company’s knowledge of such event) and the opportunity to be heard before the Board. No action or inaction shall be treated as willful for purposes of the definition of Just Cause unless done or not done by the Executive in bad faith and without a reasonable belief such action or inaction was in the best interests of the Company or the Cronos Group. For purposes of this Agreement, “Disability” means a physical or mental incapacity of the Executive that has prevented the Executive from performing the duties customarily assigned to the Executive for 180 calendar days, whether or not consecutive, out of any twelve consecutive months and that in the opinion of the Board or any committee thereof, acting on the basis of advice from a duly qualified medical practitioner, is likely to continue to a similar degree.
6.3Termination by the Company without Just Cause or Resignation with Good Reason. The Company may terminate the Executive’s employment at any time without Just Cause, on providing thirty days’ written notice to the Executive. The Executive may resign from the Executive’s employment with Good Reason (as defined below) on providing thirty days’ written notice to the Company. If: (a) the Company terminates the Executive’s employment without Just Cause; or (b) the Executive resigns from the Executive’s employment with Good Reason, and, in each case, if the Executive signs and delivers and does not revoke a release in favor of the Group to the Company in the form attached as Exhibit C to this Agreement, the Company, shall, in full satisfaction of its obligations to the Executive:
(a)pay the Executive’s Base Salary, annual bonus (with any subjective, individual goals being treated as achieved at not less than target) and accrued but unpaid vacation pay attributable to completed fiscal years;
(b)reimburse the Executive’s expenses properly incurred until the date the Executive’s employment ceases and properly submitted for reimbursement in accordance with Section 5.6;
(c)pay the Executive a lump sum payment equal to the Executive’s Base Salary and Target Bonus (with Base Salary and Target Bonus not taking into account any reductions constituting Good Reason or otherwise made within the six-month period prior to the termination date), payable within sixty days (or the next following business day if the sixtieth day is not a business day) following Executive’s date of termination);

(d)continue the Executive’s group insured benefits at active employee rates under the Consolidated Omnibus Reconciliation Act of 1985, as amended, for one year following Executive’s date of termination or until the date on which the Executive obtains alternate benefit coverage, whichever occurs first, subject to the terms and conditions of the applicable benefit plans, as amended from time to time. If the Company is unable for any reason to continue its contributions to the benefit plans as set out in this Agreement, it shall pay the Executive an amount equal to the Company’s required contributions to such benefit plans on behalf of the Executive for such period. The Executive agrees that the Executive is required to notify the Company when the Executive obtains alternate life, medical and dental benefit coverage;
(e)provide the Executive with an annual performance bonus in respect of the fiscal year in which the Executive’s employment terminates. The annual bonus, if any, shall be (A) prorated based on the number of complete months of such fiscal year during which the Executive was actively employed up to the date of the Executive’s termination of employment (with targets and performance measured based upon such completed months), and (B) payable as a lump sum when annual bonuses in respect of the fiscal year are paid to other senior executives of the Company (the “Pro Rata Bonus”). Any assessment of the Company’s and the Executive’s year-to-date performances for purposes of determining the amount of the annual cash bonus, if any, shall be at the Company’s sole discretion reasonably and in good faith; and
(f)determine the Executive’s entitlements in respect of equity-based awards in accordance with the terms and conditions of the applicable equity award plan, any other applicable plan and the applicable award agreement; provided, that, notwithstanding the foregoing, any outstanding equity-based awards that are held by the Executive as of the last day of the Executive’s employment with the Company shall vest in full as of such date.
If the Executive does not sign and deliver to the Company the release in favor of the Group described above, or if the Executive revokes the foregoing release, the Company shall only provide the Executive with such compensation (including any Base Salary and accrued but unpaid vacation pay, termination pay and severance pay and expense reimbursements (submitted in accordance with Section 5.6)) and benefits that are expressly required pursuant to applicable law, if any.
For certainty, regardless of any applicable notice period, the Company may terminate the Executive’s employment at any time without Just Cause, by paying the Executive thirty days of the Base Salary.
In this Agreement, “Good Reason” means the occurrence of any of the following events without the Executive’s written consent, except in each case for any action not taken in bad faith and which is remedied by the Company within thirty days after a written notice thereof by the Executive (provided that such written notice must be received by the Company within sixty days of Executive becoming aware of such condition):
(a)the assignment to the Executive of duties materially different than the duties assigned to the Executive hereunder;
(b)a material diminution in the Executive’s title, status, seniority, reporting relationship, responsibilities or authority (including failure to nominate the Executive to the Board);
(c)a material reduction in the Executive’s Base Salary or Target Bonus;
(d)a material breach by the Company or the Group of this Agreement or any equity-based award agreement with the Executive; or

(e)a Company-required relocation of the Executive’s primary work location more than 35 miles from Executive’s home office in Florida or such other location mutually agreed to among the Parties pursuant to Section 2.1.
6.4Resignation on Termination. The Executive agrees that upon any termination of employment with the Company for any reason the Executive shall immediately tender resignation from any position the Executive may hold as an officer or director of the Company and take all steps necessary to remove Executive from any and all designated positions under any applicable laws, including, without limitation, the Cannabis Act (Canada) and the regulations thereunder, as the same may be amended from time to time, or any subsidiary or affiliate of Cronos Group. In the event that the Executive fails to comply with this obligation within three days of the Executive’s termination or resignation, the Executive hereby irrevocably authorizes Cronos Group to appoint a person in the Executive’s name and on the Executive’s behalf to sign or execute any documents and do all things necessary or requisite to give effect to such resignation.
6.5Compliance with Laws. The Executive understands and agrees that, except as provided under Section 5.7, the entitlements under this Section 6 are provided in full satisfaction of the Executive’s entitlements to notice of termination, pay in lieu of notice, and severance pay, if any, under this Agreement, any employee benefit plan sponsored or maintained by the Group, applicable law (including the common law) or otherwise.
7.Restrictive Covenants
7.1Non-Disclosure. The Executive acknowledges and agrees that:
(a)during the term of the Executive’s employment, the Executive may be given access to or may become acquainted with confidential and proprietary information of the Group and third parties to which the Group may have any obligations of non-disclosure or confidentiality, including, without limitation: trade secrets; know-how; Intellectual Property (as defined below); Executive-Developed IP (as defined below), Development Records (as defined below), existing and contemplated work product resulting from or related to projects performed or to be performed by or for the Group; programs and program modules; processes; algorithms; design concepts; system designs; production data; test data; research and development information; information regarding the acquisition, protection, enforcement and licensing of proprietary rights; technology; joint ventures; business, accounting, engineering and financial information and data; marketing and development plans and methods of obtaining business; forecasts; future plans and strategies of the Group; pricing, cost, billing and fee arrangements and policies; quoting procedures; special methods and processes; lists or identities of customers, suppliers, vendors and contractors; the type, quantity and specifications of products and services purchased, leased, licensed or received by the Group or any of its customers, suppliers, or vendors; internal personnel and financial information; business or personal information about any senior staff members of the Group or any person with which the Group enters a strategic alliance or any other partnering arrangements; vendor and supplier information; the manner and method of conducting the Group’s business; and the identity or nature of relationship of any persons or entities associated with or engaged as consultants, advisers, agents, distributors or sales representatives (the “Confidential Information”);
(b)disclosure or use of Confidential Information, other than in connection with the Group’s business or as specifically authorized by the Group, could be highly detrimental to the business and interests of the Group and could result in serious loss of business and damage to it. Accordingly, subject to the other provisions of this Section 7.1, the Executive specifically agrees to hold all Confidential Information in strictest confidence, and the Executive agrees that the Executive shall not, without the Company’s prior written consent, disclose, divulge or reveal to any person, or use for any purpose other than for the exclusive benefit of the Company, any Confidential Information, in whatever form contained; provided that the foregoing shall not apply to information (except for personal information about identifiable individuals) that: (i) was known to the public or the Company’s industry prior to its disclosure to the Executive; (ii) becomes generally known to the public or the Company’s industry subsequent to disclosure to the Executive other than by reason of the Executive’s breach of this Section 7.1; (iii) becomes available to the Executive from a source independent of the Group; or (iv) the Executive is specifically required to disclose by applicable law, governmental or regulatory investigation or legal process (or it is reasonably appropriate for the Executive to disclose pursuant to legal process between the Executive and the Company or the Group), provided that, to the greatest extent legally permissible, the Executive provides the Company with prompt advance written notice of the contemplated disclosure and cooperates with the Company in seeking a protective order or other appropriate protection of such information); and
(c)the Executive shall deliver to the Company, immediately upon termination of employment (for any reason and regardless of whether the Executive or the Company terminate the employment) or at any time the Company so requests: (i) any and all documents, files, notes, memoranda, models, databases, computer files or other computer programs reflecting any Confidential Information whatsoever or otherwise relating to the Group’s business; (ii) lists or other documents regarding customers, suppliers, or vendors of the Group or leads or referrals to prospective business deals; and (iii) any computer equipment, home office equipment, automobile or other business equipment belonging to the Company that the Executive may then possess or have under the Executive’s control.
(d)18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b). Accordingly, the Executive has the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. The Executive also has the right to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure. Without limiting the foregoing, no confidentiality or other obligation the Executive owes to the Group prohibits the Executive from reporting possible violations of law or regulation to any governmental authority or entity under any applicable whistleblower protection provision of applicable Canadian, U.S. Federal or U.S. State law or regulation (including, without limitation, Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002) or requires the Executive to notify the Company of any such report.
7.2Intellectual Property
(a)     In this Section 7.2, the term “Germplasm” means any living or preserved biological tissue or material which may be used for the purpose of plant breeding or propagation, including, without limitation, plants, cuttings, seeds, clones, cells, tissues, plant materials and genetic materials (including, without limitation, nucleic acids, genes, promoters, reading frames, regulatory sequences, terminators, chromosomes whether artificial or natural and vectors).
(b)    For the purposes of this Agreement, “Intellectual Property” means any and all intellectual property rights and proprietary rights existing in any jurisdiction throughout the world, including any rights in or to: (i) patents, patent applications, patent rights, inventions, industrial designs, industrial design applications, industrial design rights, ideas, discoveries and invention disclosures (whether or not patentable), and any divisionals, continuations, continuations-in-part, reissues, renewals, reexaminations and extensions of any of the foregoing; (ii) trademarks, service marks, trade names, trade dress, logos, packaging designs, slogans, other indicia of source, Internet domain names and URLs, and registrations and applications for registration of any of the foregoing and any renewals thereof, together with any goodwill symbolized thereby; (iii) copyrightable works (including with respect to software and compilations of data), whether published or unpublished, including all copyrights, copyright registrations and applications; (iv) trade secrets, and confidential or proprietary information, data or database rights, know-how, techniques, designs, processes, recipes and formulas; (v) Germplasm, plant varieties, and applications and registrations for plant varieties issued by or pending before any Governmental Authority, including under the Plant Variety Protection Act (United States) or the Plant Breeders’ Rights Act (Canada); and (vi) circuit topographies, database rights and software.
(c)    The Executive agrees to promptly disclose to the Company (including, without limitation, to the Board) all Intellectual Property, including, without limitation, with respect to Germplasm, and whether or not any of the foregoing are registrable, which the Executive may author, make, conceive, develop, discover or reduce to practice, solely, jointly or in common with other employees, during the Executive’s employment with the Company, and which relate to the business activities of the Group (“Executive-Developed IP”). Intellectual Property coming within the scope of the business of the Company made or developed by the Executive while in the employ of the Company, whether or not conceived or made during regular working hours and whether or not the Executive is specifically instructed to make or develop the same, shall be for the benefit of the Company and shall be considered to have been made pursuant to this Agreement and shall be deemed Executive-Developed IP and shall immediately become exclusive property of the Company.
(d)    The Executive further acknowledges that all Executive-Developed IP is “work made for hire” (to the greatest extent permitted by applicable law), “made in the course of employment” and owned exclusively by the Company, and that the Executive has been compensated for such Executive-Developed IP by the Executive’s salary, commissions and other benefits, unless regulated otherwise by law. To the extent such Executive-Developed IP is not “work made for hire” or “made in the course of employment,” or is otherwise not owned automatically and exclusively by the Company as a matter of law, then to the greatest extent permitted under by applicable law, the Executive hereby irrevocably assigns and transfers, and shall assign and transfer, to the Company, the Executive’s entire right, title and interest in and to any and all Executive-Developed IP, and the Executive agrees to execute and deliver to the Company any and all instruments necessary or desirable to accomplish the foregoing and, in addition, to do all lawful acts which may be necessary or desirable to assist the Company to obtain and enforce protection of Executive-Developed IP. If and to the extent the foregoing assignment cannot be effected as a matter of law with respect to any Executive-Developed IP, the Executive hereby grants to the Company an exclusive, perpetual, fully-paid, royalty-free, irrevocable, worldwide, fully-transferable, fully sublicensable (on multiple levels) license to use, modify, display, perform, make, have made, copy, make derivative works, import, export, distribute and otherwise exploit such Executive-Developed IP for any purpose.
(e)    The Executive must keep, maintain and make available to the Company complete and up-to-date records relating to any Executive-Developed IP, and agree that all such records are the sole and absolute property of the Company. For greater certainty, all materials related to Executive-Developed IP (including, without limitation, notes, records and correspondence, whether written or electronic) (collectively, “Development Records”) are the property of the Company, which the Executive shall provide to the Company upon request. Development Records shall not be removed from Company premises without the prior written consent of the Company. The Executive agrees to maintain as confidential any Executive-Developed IP and Development Records unless and until made generally public by the Company, and not to make application for registration of rights in respect of any Executive-Developed IP unless it is at the request and direction of the Company or unless otherwise required by applicable law or legal process.
(f)    The Executive shall, at the request and cost of the Company, and for no additional compensation or consideration from the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require: (i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) registered rights in any Executive-Developed IP, including any patents, industrial designs, letters patent, copyrights, plant breeders’ rights, trademarks, service marks or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; (ii) to perfect or evidence ownership by the Company or its designees of any and all Executive-Developed IP, in form suitable for recordation in the United States, Canada and any other intellectual property office anywhere in the world; (iii) to defend any opposition proceedings of any type whatsoever in respect of such applications, and any opposition proceedings or petitions or applications of any type whatsoever for revocation of such Executive-Developed IP, whether such proceedings are brought before a court or any administrative body; (iv) to defend or assert the Group’s rights in any Intellectual Property against any third party; and (v) to assert the Executive’s moral rights in any Intellectual Property against any third party. The Executive further waives all moral rights in and to any Executive-Developed IP and all work the Executive produced during the course of the Executive’s employment in favor of the Company, its licensees, successors and assigns, and transferees of the Executive-Developed IP and such work.
(g)    If, in the course of performing duties pursuant to this Agreement, the Executive uses any Germplasm, the Executive shall only use Germplasm provided by the Company, and the Executive agrees that any such Germplasm provided by the Company remains the sole property of the Company and that such Germplasm shall not be removed from Company premises without the prior written consent of the Company.
(h)    The Executive represents and warrants that the Executive does not possess any Intellectual Property or Germplasm of any third party, including, without limitation, any prior employer or competitor of the Group, and the Executive shall not acquire or use Intellectual Property or Germplasm of any third party in the course of performing duties pursuant to this Agreement and shall not bring any Germplasm of any third party onto Company premises.
7.3Non-Competition. The Executive shall not at any time during the Executive’s employment with the Company and for a period of one year following the termination of the Executive’s employment with the Company for any reason, either individually or in partnership or jointly or in conjunction with any person as principal, agent, consultant, employee, partner, director, shareholder (other than (i) Executive’s investment in the entities listed on Exhibit A hereto at any time or (ii) a passive investment of less than five percent of the shares (a) of a company traded on a registered stock exchange or traded in the over the counter market, (b) in a privately held company or (c) as a passive investor in private equity, hedge or mutual funds or similar investment vehicles), or in any other capacity whatsoever:
(a)engage in employment or enter into a contract to do work related to the research into, development, cultivation, production, supply, sales or marketing of cannabis or cannabis derived products; or the development or provision of any services (including, without limitation, technical and product support, or consultancy or customer services) which relate to cannabis or cannabis derived products (the “Business”);
(b)have any financial or other interest (including by way of royalty or other compensation arrangements) in or in respect of the business of any person which carries on the Business in any respect (other than an interest in a unit, division, subsidiary or affiliate of any such person which unit, division, subsidiary or affiliate is not carrying on the Business); or

(c)advise, lend money to or guarantee the debts or obligations of any person which carries on the Business in any respect (other than with respect to a unit, division, subsidiary or affiliate of any such person which unit, division, subsidiary or affiliate is not carrying on the Business);
anywhere within Canada or the United States of America.
7.4Non-Solicitation of Customers. The Executive shall not, during the Executive’s employment and for a period of one year following the termination of the Executive’s employment for any reason, whether alone or for or in conjunction with any person, whether as an employee, partner, director, principal, agent, consultant or in any other capacity whatsoever, directly or indirectly solicit or attempt to solicit any Customer or Prospective Customer for the purpose of obtaining the business of any Customer or Prospective Customer relating to the Business or persuading any such Customer or Prospective Customer to cease to do business with or reduce the amount of business it would otherwise provide to the Group. For the purpose of this Agreement, “Customer” means any person which is a current customer or has been a customer of the Group during the term of the Executive’s employment with the Company but in the event of the cessation of the Executive’s employment “Customer” shall include only those current customers of the Group with whom the Executive had direct contact or access to Confidential Information by virtue of the Executive’s role as an employee of the Company at any time during the twelve month period preceding the date of the cessation of the Executive’s employment; “direct contact” means direct communications with or by the Executive, whether in person or otherwise, for purposes of servicing, selling, or marketing on behalf of the Company, but only if such communications are more than trivial in nature, and in any case excluding bulk or mass marketing communications directed to multiple customers; and, “Prospective Customer” means any person has been actively contacted and solicited for its business by representatives of the Group, but in the event of the cessation of the Executive’s employment, shall include only those persons contacted with the involvement and knowledge of the Executive within the twelve month period immediately preceding the date of the cessation of the Executive’s employment.
7.5Non-Solicitation of Employees. The Executive shall not, during the Executive’s employment and for two years following the termination of the Executive’s employment for any reason, whether alone or for or in conjunction with any person, whether as an employee, partner, director, principal, agent, consultant or in any other capacity whatsoever, directly or indirectly solicit or assist in the solicitation of any employee of the Group to leave such employment; provided, that, the Executive may provide personal references upon request and may solicit employees or consultants by general advertisements not specifically directed at employees of the Group.
7.6Disclosure. During the Executive’s employment with the Company, the Executive shall promptly disclose to the Board full information concerning any interest, direct or indirect, of the Executive (whether as owner, shareholder, partner, lender or other investor, director, officer, employee, consultant or otherwise) or any member of the Executive’s immediate family, in any business which is reasonably known to the Executive to purchase or otherwise obtain services or products from, or to sell or otherwise provide services or products to, the Group or to any of their respective suppliers or Customers related to the Business.
7.7Other Employment. During the Executive’s employment with the Company, the Executive shall not, except as a representative of the Company or with the prior written approval of the Board, whether paid or unpaid, be directly or indirectly engaged, concerned or have any financial interest in any capacity in any other business, trade, professional or occupation (or the setting up of any business, trade, profession or occupation), except as expressly provided hereunder.
7.8Return of Materials. All files, forms, brochures, books, materials, written correspondence (including email and instant messages), memoranda, documents, manuals, computer disks, software products and lists (including financial and other information and lists of customers, suppliers, products and prices) pertaining to the Group which may come into the Executive’s possession or control shall at all times remain the property of the Group as applicable. Upon termination of the Executive’s employment for any reason, the Executive agrees to immediately deliver to the Company all such property in the Executive’s possession or directly or indirectly under the Executive’s control. The Executive agrees not to make, for the Executive’s personal or business use or that of any other person, reproductions or copies of any such property or other property of the Group. Notwithstanding the foregoing, the Executive may retain his calendar, contacts and personal correspondence and any information reasonably needed for his personal tax return preparation.
7.9Non-Disparagement. Executive agrees not to speak or act in a manner that would reasonably be expected to disparage or defame or damage the goodwill of the Group, or the business or personal reputations of any of its officers, directors, partners, agents, employees, clients or suppliers, and further agrees not to engage in any other depreciating conduct or communications with respect to or its affiliates including, without limitation, on social media. The Company and Cronos Group agree to direct each of their officers and directors not to speak or act in a manner that would reasonably be expected to disparage or defame or damage Executive and further agree not to direct their officers and directors to engage in any other depreciating conduct or communications with respect to Executive including, without limitation, on social media. For the avoidance of doubt, nothing contained herein shall adversely affect or impair any Party’s right to (i) enforce any of the restrictive covenants or other post-employment obligations contained in this Agreement, or any other agreement to which such Party is a party or otherwise bound, (ii) make truthful statements in connection with any legal process or governmental or regulatory investigation, (iii) make accurate statements in the course of performance reviews during the Executive’s employment or (iv) correct false or misleading and derogatory statements made by one Party about the other Party.
8.General
8.1Reasonableness of Restrictions and Covenants. The Executive hereby confirms and agrees that the covenants and restrictions contained in this Agreement, including, without limitation, those contained in Article 8, are reasonable and valid the Executive further acknowledges and agrees that the Company may suffer irreparable injury in the event of any breach by the Executive of the obligations under any such covenant or restriction. Accordingly, the Executive hereby acknowledges and agrees that damages would be an inadequate remedy at law in connection with any such breach and that the Company shall therefore be entitled, in addition to any other right or remedy which it may have at law, in equity or otherwise, to seek temporary and permanent injunctive relief enjoining and restraining the Executive from any such breach.
8.2Survival. Article 7 and this Section 8.2 survive the termination of this Agreement and the Executive’s employment for any reason whatsoever.
8.3Entire Agreement. This Agreement (including the exhibits hereto) sets forth the entire agreement between the Parties on the subject matters addressed herein. There are no representations, warranties or collateral agreements, whether written or oral, outside of this written Agreement. This Agreement and the terms and conditions of employment contained herein supersede and replace any prior agreements (including the Prior Agreements) and contemporaneous understandings or discussions between the Parties regarding the Executive’s employment. Without limiting the generality of the foregoing, by signing below, the Executive acknowledges and agrees, on a voluntary and irrevocable basis, that the Prior Agreements are no longer of any force or effect, and that the Executive has no rights or entitlements under the Prior Agreement, the employment relationship created thereby or the termination of such agreements as contemplated by this Agreement, whether pursuant to contract, statute or the common law; provided, that, the parties acknowledge that certain amounts due under the Prior Agreements shall now be due as specifically set forth in this Agreement.
8.4Withholding Taxes. The Company may withhold from any amounts or benefits payable under this Agreement income taxes and payroll taxes that are required to be withheld pursuant to any applicable law or regulation.

8.5Section 409A Compliance. To the extent applicable, this Agreement is intended to comply with the requirements of Section 409A (together with the applicable regulations thereunder, “Section 409A”) of the United States Internal Revenue Code of 1986, as amended (the “Code”). To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision shall be read, or shall be modified (with the mutual consent of the parties, which consent shall not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement shall comply with Section 409A; provided, that, any such reading or modification shall endeavor to maintain the intended economic benefits hereunder. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment. Notwithstanding any provision of this Agreement to the contrary, if necessary to comply with the restriction in Section 409A(a)(2)(B) concerning payments to “specified employees” (as defined in Section 409A) any payment on account of the Executive’s separation from service that would otherwise be due hereunder within six months after such separation shall nonetheless be delayed until the first business day of the seventh month following the Executive’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of this Agreement unless he would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.
8.6Section 280G. In the event that any payment or benefit that the Executive would receive from the Company or otherwise in connection with a change of control or other similar transaction (a “280G Payment”) (i) would constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this Section 8.6, would be subject to the excise tax imposed by Section 4999 of the Code, then any such 280G Payment shall be payable either (a) in full, or (b) as to such lesser amount which would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of payments and benefits notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. If a reduced amount is to be paid under this Section 6.1, reductions in payments and/or benefits shall occur in the following order: (1) if none of the payments is nonqualified deferred compensation under Section 409A, then the reduction shall occur in the manner the Executive elects in writing prior to the date of payment and (2) if any payment constitutes nonqualified deferred compensation under Section 409A or if the Executive fails to elect an order, then the payments to be reduced shall be determined in a manner which has the least economic cost to Executive and, to the extent the economic cost is equivalent, shall be reduced in the inverse order of when payment would have been made to Executive, until the reduction is achieved; provided, however, that no such reduction or elimination shall apply to any non-qualified deferred compensation amounts (within the meaning of Section 409A) to the extent such reduction or elimination would accelerate or defer the timing of such payment in manner that does not comply with Section 409A. All determinations required to be made under this paragraph, including the manner and amount of any reduction in your payments hereunder, and the assumptions to be utilized in arriving at such determinations, shall be made in writing in good faith by a nationally recognized accounting or consulting firm selected by the Company and subject to the Executive’s reasonable approval (the “Accounting Firm”). For purposes of making the determinations and calculations required by this paragraph, the Accounting Firm may make reasonable assumptions and approximations concerning the application of Sections 280G and 4999 of the Code, provided that no portion of any such amounts shall be taken into account which constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation. The Company and the Executive shall furnish to the Accounting Firm such information and documents as the Accounting Firm may reasonably request to make a determination under this Section 8.6. The Accounting Firm shall provide its written report to the Company and the Executive, which shall include information regarding methodology and detailed supporting calculations. The Company shall bear all reasonable fees, costs and expenses the Accounting Firm may incur in connection with any calculations contemplated by this paragraph. The Executive and the Company shall reasonably cooperate in case of a potential change in control of the Company (within the meaning of Section 280G of the Code) to consider alternatives to mitigate any Section 280G exposure, including the valuation of any noncompetition covenants, although the Company cannot guarantee any such alternatives will be available or approved by the Company and neither the Executive nor the Company shall be obligated to enter into any alternative arrangements.
8.7Amendments. This Agreement may only be amended by written agreement executed by the Parties. However, changes to the Executive’s position, duties, vacation, benefits and compensation, over time in the normal course, do not affect the validity or enforceability of the Agreement by either Party.
8.8Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the laws of the United States applicable in the State of Delaware.
8.9Severability. If any provision in this Agreement is determined to be invalid or unenforceable, such provision shall be severed from this Agreement, and the remaining provisions shall continue in full force and effect. If for any reason any court of competent jurisdiction shall find any provisions of this Agreement unreasonable in duration or geographic scope or otherwise, the Parties agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.
8.10Assignment. The Company and Cronos Group each may assign this Agreement to an affiliate or subsidiary, and it inures to the benefit of the Company, Cronos Group and their respective successors or assigns; provided, that, Cronos Group shall remain secondarily liable for all amounts due to the Executive hereunder.
8.11Independent Legal Advice. The Executive acknowledges that the Executive has been encouraged to obtain independent legal advice regarding the execution of this Agreement at the Company’s expense in an amount not to exceed US $25,000, and that the Executive has either obtained such advice or voluntarily chosen not to do so, and hereby waives any objections or claims the Executive may make resulting from any failure on the Executive’s part to obtain such advice.
8.12Waiver. No waiver of any of the provisions of this Agreement shall be effective or binding, unless made in writing and signed by the party purporting to give the same. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions, whether or not similar, nor shall such waiver constitute a continuing waiver, unless expressly stated otherwise.
8.13Conditions. This Agreement and the Executive’s continued employment hereunder is conditional on the Company’s satisfaction (determined by the Company reasonably and in good faith ) that the Executive has met the legal requirements to perform the Executive’s role, including, without limitation, satisfactory results of Health Canada or any other applicable security clearance checks and criminal record checks and other reference checks that the Company performs. The Executive acknowledges and agrees that in signing this Agreement, and providing the Company with the necessary documentation to perform the checks required for the Executive’s role, the Executive is providing consent to the Company or its agent, to performs such checks.
8.14Prior Restrictions. By signing below, the Executive represents that the Executive is not bound by the terms of any agreement with any person which restricts in any way the Executive’s hiring by the Company and the performance of the Executive’s expected job duties; the Executive also represents that, during the Executive’s employment with the Company, the Executive shall not disclose or make use of any confidential information of any other persons or entities in violation of any of their applicable policies or agreements or applicable law.

8.15Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission, including in portable document format (.pdf), shall be deemed as effective as delivery of an original executed counterpart of this Agreement.
[Signature Page Follows]

IN WITNESS WHEREOF this Agreement has been executed by the Parties as of this 21st day of March, 2022.

CRONOS USA CLIENT SERVICES LLC
By: Cronos Group Inc., its sole member
By: /s/ Jim Rudyk Name: Jim Rudyk Title: Independent Lead Director

CRONOS GROUP INC.
By: /s/ Jody Begley
Name: Jody Begley Title: Chairman of the Compensation Committee of the Board of Directors

Executive
By: /s/ Michael Gorenstein
Name: Michael Gorenstein

[Signature Page to Executive Employment Agreement]

SIGNED AND DELIVERED in the presence of
/s/ Jon Arndt
Witness Signature
Jon Arndt
Witness Print Name

EXHIBIT A

1.GOTHAM GREEN PARTNERS AND ITS PORTFOLIO COMPANIES

EXHIBIT B
CRONOS GROUP INC.
RESTRICTED SHARE UNIT AWARD AGREEMENT

    This Restricted Share Unit Award Agreement (hereinafter referred to as the “Agreement”) is made and entered into this ______ day of ______, 2022 (the “Grant Date”) by and between Cronos Group Inc. (hereinafter referred to as “Cronos” and, together with any subsidiary, and any successor entity thereto, the “Company”) and Michael Gorenstein (hereinafter referred to as the “Grantee”), pursuant to the Cronos Group Inc. 2020 Omnibus Equity Incentive Plan (hereinafter referred to as the “Plan”). All terms and provisions of the Plan are hereby incorporated into and shall govern the Agreement except where general provisions of the Plan are superseded by particular provisions of the Agreement. To the extent that the terms of Grantee’s Amended and Restated Executive Employment Agreement with the Company effective March 21, 2022 (the “Employment Agreement”) and any terms set forth herein conflict or are otherwise inconsistent with any terms or conditions set forth in the Employment Agreement, the terms and conditions set forth in the Employment Agreement shall govern. All capitalized terms used in the Agreement shall have the same meaning given the terms in the Plan.
1.Grant of Restricted Share Units. Cronos hereby grants the Grantee 3,000,000 Restricted Share Units (hereinafter referred to as the “Award”), which are subject to terms and conditions set forth below.
2.Vesting and Settlement of Restricted Share Units. Subject to the terms and conditions of this Agreement and the Plan:
(a)the Award shall vest on the third (3rd) anniversary of the Grant Date (the “Vesting Date”), provided, that the Grantee remains employed at the Company (or continues providing services to the Company or its affiliates as a consultant or non-employee director) through such Vesting Date;
(b)upon the Vesting Date, the Award shall promptly (but not later than sixty (60) calendar days thereafter) be paid out in Common Shares, cash or a combination of Common Shares or cash, as determined by the Committee; and
(c)where the Committee decides to settle all or a portion of the Grantee’s vested Awards in Common Shares, settlement shall be made by the issuance and delivery of one Common Share for each Restricted Share Unit which the Committee decides to settle in Common Shares. Where the Committee decides to settle all or a portion of the Grantee’s vested Awards in cash, a cash payment shall be made to the Grantee equal to the Fair Market Value determined as of the applicable Vesting Date of the Award multiplied by the number of vested Restricted Share Units that the Committee wishes to settle in cash.
3.Termination of Employment.
(a)In the event that prior to the Vesting Date, the Grantee’s Employment terminates because of death, the full Award shall fully vest immediately and promptly (but not later than sixty (60) calendar days thereafter) be settled in the same manner as provided for in Section 2.
(b)In the event that prior to the Vesting Date, the Grantee’s Employment terminates because of Disability, the Award shall remain outstanding and continue to vest and be settled in the same manner as provided for in Section 2.

(c)In the event that prior to the Vesting Date, the Grantee’s Employment terminates without Just Cause or for Good Reason (as defined in the Employment Agreement) the Award shall fully vest immediately and be settled in accordance with Sections 2(b) and (c) above.
(d)In the event that prior to the Vesting Date, a Change of Control involving the purchase of Company securities described in Rule 13e-3 to the Exchange Act (including without limitation one in which Altria Group, Inc. or any of its subsidiaries is the acquirer and, as a result of such Change of Control, there is a reasonable likelihood or a purpose of causing the common stock of Cronos to be either eligible for termination from registration or reporting obligations under the Exchange Act or removed from listing on a national securities exchange), one hundred percent (100%) of the Award will immediately become fully vested and settled in accordance with Section 2.
(e)Except as set forth in Sections 3(c) and 3(d), in the event that prior to the Vesting Date, the Grantee’s Employment terminates for any reason other than death or Disability, then the Award shall be forfeited for no consideration.
(f)Notwithstanding anything to the contrary, to the extent any payments or benefits in connection with an applicable termination of Employment are contingent on the delivery of an effective release and waiver of claims as set out in the Employment Agreement, any accelerated vesting of the Award upon such termination of Employment shall also be contingent on such release and waiver of claims.
4.Employment. Nothing in the Agreement shall interfere with or limit in any way the right of the Company to terminate the Grantee’s Employment nor confer upon any Grantee any right to continue in the employ of the Company. For greater certainty, a Grantee’s termination of Employment will include both voluntary and involuntary terminations, and the involuntary termination of a Grantee’s Employment shall occur on the date that the Grantee ceases performing services for the Company on a permanent basis, whether such termination is lawful or otherwise, without regard to any required period of notice, pay in lieu of notice, severance pay or similar compensation or benefits (and without regard for any claim for damages in respect thereof), except as expressly required by applicable employment or labor standards legislation.
5.Non-Transferable. The rights or interests of the Grantee under this Agreement, including, without limitation, the Restricted Share Units, shall not be assignable or transferable, otherwise than in the case of death of the Grantee as set out in the Plan, and such rights or interests shall not be encumbered by any means.
6.Not Shares. The Restricted Share Units are not Common Shares, and the Restricted Share Units shall not entitle the Grantee to exercise voting rights or any other rights attaching to the ownership of Common Shares, including, without limitation, rights on liquidation.
7.Withholding Taxes. The Grantee acknowledges and agrees that the Company has the right to deduct from any payments due to the Grantee any federal, state, provincial or local taxes required by law to be withheld with respect to the Award.
8.Section 409A. Payments under this Agreement are intended to be exempt from or comply with Section 409A of the Internal Revenue Code (“Section 409A”) to the extent applicable, and this Agreement shall be administered accordingly. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A (including, without limitation,

Treasury Regulation 1.409A-3(c)), such provision shall be read, or shall be modified (with the mutual consent of the parties, which consent shall not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement shall comply with Section 409A; provided, that, any such reading or modification shall endeavor to maintain the intended economic benefits hereunder. Notwithstanding anything to the contrary contained in this Agreement or the Employment Agreement, to the extent that any payment under this Agreement is determined by the Company to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to the Grantee by reason of termination of the Grantee’s Employment, then (a) such payment shall be made to the Grantee only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if the Grantee is a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment shall not be made before the date that is six (6) months after the date of the Grantee’s separation from service (or the Grantee’s earlier death). Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A.
9.Governing Law. The Plan and this Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.
10.Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Grantee. By accepting the Award on the terms set forth herein, the Grantee acknowledges and agrees to the matters and conditions set forth herein and in the Plan. The Grantee hereby further confirms and acknowledges receipt of a copy of the Plan.
[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is executed by Cronos and by Grantee as of this ______ day of ______, 2022.

CRONOS GROUP INC.

By:
Title:

The Grantee (a) accepts the Award, (b) agrees to be bound by, and comply with, the terms of the Plan and this Agreement, and (c) agrees that all decisions and determinations of the Administrator with respect to the Award shall be final and binding on the Grantee and any other person having or claiming an interest under the Award.

GRANTEE

     Michael Gorenstein

EXHIBIT C
FORM OF FULL AND FINAL RELEASE

GENERAL RELEASE AND WAIVER OF CLAIMS (this “Release”), by the undersigned (hereinafter called the “Releasor”) in favor of Cronos Group, Inc. and its subsidiaries (hereinafter referred to as the “Employer”), affiliates, stockholders, beneficial owners of its stock, its current or former officers, directors, employees, members, attorneys and agents, and their predecessors, successors and assigns, individually and in their official capacities (hereinafter called the “Releasees”).
WHEREAS, Releasor has been employed as President and Chief Executive Officer of Cronos Group, Inc.;
WHEREAS, Releasor’s employment with Cronos USA Client Services LLC was terminated, effective as of ●; and
WHEREAS, Releasor is seeking certain payments under Section 6.3 of the employment agreement entered into by Cronos USA Client Services LLC, the Releasor and, solely for the purposes specified therein, Cronos Group, Inc., dated March 21, 2022 (hereinafter called the “Employment Agreement”), that are conditioned on the effectiveness of this Release.
NOW, THEREFORE, in consideration of such payments and benefits and the covenants and agreements hereinafter set forth, the parties agree as follows:
1.GENERAL RELEASE. Releasor knowingly and voluntarily waives, terminates, cancels, releases and discharges forever the Releasees from any and all suits, actions, causes of action, claims, allegations, rights, obligations, liabilities, demands, entitlements or charges (collectively, “Claims”) that Releasor (or Releasor’s heirs, executors, administrators, successors and assigns) has or may have, whether known, unknown or unforeseen, vested or contingent, by reason of any matter, cause or thing occurring at any time before and including the date of this Release, arising under or in connection with Releasor’s employment, or termination or resignation of employment with the Employer, or relationship with Employer in any other capacity (including, without limitation, as a stockholder, officer or director of Employer). Without limiting the foregoing, such released Claims include: Claims under United States federal, state or local law and the national or local law of any foreign country (statutory or decisional), for wrongful, abusive, constructive or unlawful discharge or dismissal, for breach of any contract, or for discrimination based upon race, color, ethnicity, sex, age, national origin, religion, disability, sexual orientation, or any other unlawful criterion or circumstance, including rights or Claims under the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), violations of the Equal Pay Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1991, the Employee Retirement Income Security Act of 1974 (“ERISA”), the Fair Labor Standards Act, the Worker Adjustment Retraining and Notification Act, the Family Medical Leave Act, including all amendments to any of the aforementioned acts; and violations of any other federal, state, or municipal fair employment statutes or laws, including, without limitation, violations of any other law, rule, regulation, or ordinance pertaining to employment, wages, compensation, hours worked, or any other Claims for compensation or bonuses, whether or not paid under any compensation plan or arrangement; breach of contract; tort and other common law Claims; defamation; libel; slander; impairment of economic opportunity defamation; sexual harassment; retaliation; attorneys’ fees; emotional distress; intentional infliction of emotional distress; assault; battery, pain and suffering; and punitive or exemplary damages (the “Released Matters”). In addition, in consideration of the provisions of this Release, Releasor further agrees to waive any and all rights under the laws of any jurisdiction in the United States, or any other country, that limit a general release to those Claims that are known or suspected to exist in Releasor’s favor as of the Release Effective Date (as defined below).
Thus, notwithstanding the purpose of implementing a full and complete release and discharge of the claims released by this Release, Releasor expressly acknowledges that this Release is intended to include in its effect, without limitation, all claims which Releasor does not know or suspect to exist in his favor at the time of execution hereof arising out of or relating in any way to the subject matter of the actions referred to herein above and that this Release contemplates the extinguishment of any such claims.
2.SURVIVING CLAIMS. Notwithstanding anything herein to the contrary, this Release shall not:
a.release any Claims for payment of amounts payable under the Employment Agreement (including, without limitation, under Section 6.3 thereof) or under any equity award agreement or as a shareholder of the Company;
b.release any Claim for employee benefits under plans covered by ERISA to the extent any such Claim may not lawfully be waived or for any payments or benefits under any Employer plans that have vested (including any 401(k) plan) according to the terms of those plans;
c.release any Claim or right Releasor may have pursuant to indemnification, advancement, defense, or reimbursement pursuant to any applicable D&O policies, any similar insurance policies, applicable law or otherwise;
d.release any Claim that may not lawfully be waived in a private agreement between the parties; or
e.limit Releasor’s rights under applicable law to provide truthful information to any governmental entity or to file a charge with or participate in an investigation conducted by any governmental entity. Notwithstanding the foregoing, Releasor agrees to waive Releasor’s right to recover monetary damages in connection with any charge, complaint or lawsuit filed by Releasor or anyone else on Releasor’s behalf (whether involving a governmental entity or not); provided that Releasor is not agreeing to waive, and this Release shall not be read as requiring Releasor to waive, any right Releasor may have to receive an award for information provided to any governmental entity.
3.ADDITIONAL REPRESENTATIONS. Releasor further represents and warrants that Releasor has not filed any civil action, suit, arbitration, administrative charge, or legal proceeding against any Releasees nor, has Releasor assigned, pledged, or hypothecated as of the Release Effective Date any Claim to any person and no other person has an interest in the Claims that he is releasing.
4.ACKNOWLEDGMENT BY RELEASOR. Releasor acknowledges and agrees that Releasor has read this Release in its entirety and that this Release is a general release of all known and unknown Claims. Releasor further acknowledges and agrees that:
a.this Release does not release, waive or discharge any rights or Claims that may arise for actions or omissions after the Release Effective Date and Releasor acknowledges that he is not releasing, waiving or discharging any ADEA Claims that may arise after the Release Effective Date;
b.Releasor is entering into this Release and releasing, waiving and discharging rights or Claims only in exchange for consideration which he is not already entitled to receive;

c.Releasor has been advised, and is being advised by the Release, to consult with an attorney before executing this Release;
d.Releasor has been advised, and is being advised by this Release, that he has been given at least [twenty-one (21)] [forty-five (45)] days within which to consider the Release, but Releasor can execute this Release at any time prior to the expiration of such review period; [and]
e.[Because this Release includes a release of claims under ADEA, Releasor is being provided with the information contained in Schedule 1 hereto in accordance with the OWBPA; and]1
f.Releasor is aware that this Release shall become null and void if he or she revokes his or her agreement to this Release within seven (7) days following the date of execution of this Release. Releasor may revoke this Release at any time during such seven-day period by delivering (or causing to be delivered) to the Employer written notice of his or her revocation of this Release no later than 5:00 p.m. Eastern time on the seventh (7th) full day following the date of execution of this Release (the “Release Effective Date”). Releasor agrees and acknowledges that a letter of revocation that is not received by such date and time shall be invalid and shall not revoke this Release.
5.COOPERATION WITH INVESTIGATIONS AND LITIGATION. Releasor agrees, upon the Employer’s reasonable request and consistent with Releasor’s reasonable business and personal obligations, to reasonably cooperate with the Employer in any investigation, litigation, arbitration or regulatory proceeding regarding events that occurred during Releasor’s tenure with the Employer or its affiliate, including making himself or herself reasonably available to consult with Employer’s counsel, to provide information and to give testimony. Employer shall reimburse Releasor for reasonable out-of-pocket expenses Releasor incurs in extending such cooperation (including reasonable legal fees if independent counsel for Releasor is reasonably appropriate under the prevailing circumstances), so long as Releasor provides satisfactory documentation of the expenses. Nothing in this Section is intended to, and shall not, restrict or limit Releasor from exercising his or her protected rights described in Sections 2, 4, 5 or 6 hereof or restrict or limit Releasor from providing truthful information in response to a subpoena, other legal process or valid governmental inquiry. Releasor shall not be required to cooperate against his own legal interest.
6.RESTRICTIVE COVENANTS. Releasor hereby affirms the restrictive covenants set forth in Section 7 of the Employment Agreement shall continue to apply following the Release Effective Date in accordance with their terms.
7.GOVERNING LAW. To the extent not subject to federal law, this Release shall be governed by and construed in accordance with the law of the State of Delaware applicable to contracts made and to be performed entirely within that state.
8.SEVERABILITY. If any provision of this Release should be declared to be unenforceable by any administrative agency or court of law, then remainder of the Release shall remain in full force and effect.
9.CAPTIONS; SECTION HEADINGS. Captions and section headings used herein are for convenience only and are not a part of this Release and shall not be used in construing it.
1 Note to Draft: To be included (along with 45 day consideration period and Schedule 1 attached hereto) in consideration for ADEA/OWBPA claims in terminations involving multiple employees.

10.COUNTERPARTS; FACSIMILE SIGNATURES. This Release may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original instrument without the production of any other counterpart. Any signature on this Release, delivered by either party by photographic, facsimile or PDF shall be deemed to be an original signature thereto.

IN WITNESS WHEREOF I have hereunder set my hand this _______ day of ___________, 20____.

SIGNED AND DELIVERED in the presence of: Witness’ Signature Print Name of Witness Address of Witness	[Name of Executive]

Schedule 1

[TO BE COMPLETED AND PROVIDED IF APPLICABLE]
    As required by the Older Workers Benefit Protection Act, the Employer is providing the following information.
    To respect the privacy of your colleagues, we ask that you use the information on this Schedule only for its intended purpose – to help you decide whether to enter into the Release – and that you otherwise treat this information as confidential.
    [All employees of the Employer] [describe subset of employees considered for separation] (known as the “decisional unit”) were considered for the separation program. The chart below shows the job titles and ages, as of ●, of each employee in the decisional unit and whether or not such employee has been selected for termination and offered separation pay in exchange for signing a release under the separation program. Employees have 45 days to consider whether to sign and 7 days to revoke any such release.

Job Title	Age (as of ●)	Selected for the separation program?